Exhibit 10.22

RAYTHEON 2019 STOCK PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT
This Restricted Stock Unit Award Agreement (the “Award Agreement”), dated as of <Award Date> (the “Award Date”) is between Raytheon Company (the “Company”), and <First Name, Middle Initial, Last Name>, an employee of the Company or one of its Affiliates (“you”).
1.Award of Units
The Company hereby awards you the number of restricted stock units (“Units”) set forth below, with respect to its common stock, par value $0.01 per share (the “Stock”), subject to the terms and conditions of the Raytheon 2019 Stock Plan (the “Plan”) and the vesting and other provisions of this Award Agreement. Subject to the provisions hereof, each Unit represents the right to receive one share of Stock (a “Share”) plus additional cash payments in lieu of dividends as described in Section 5 below.

Total Number of Restricted Units (the “Award”): #	Vesting Date/ # Units
Vesting Schedule: (Each period from the Award Date until the Vesting Date is a “Restriction Period”.)	Vesting Date 1: (# Units) Vesting Date 2: (# Units) Vesting Date 3: (# Units)

2.Vesting of Units
Subject to Sections 3, 4 and 6E below, if you are continuously employed by the Company or an Affiliate from the Award Date until the Vesting Date noted above, the Units associated with that Vesting Date shall vest and the restrictions on those Units shall lapse. With respect to any Units that vest, the Company shall promptly deliver to you evidence of ownership of the net number of Shares equal to the number of vested Units reduced by the number of Shares necessary to satisfy tax withholding obligations as described in Section 6E below.
3.Effect of Termination of Employment
If during the Restriction Period you cease to be an employee of the Company or an Affiliate for any reason, other than as set forth in Section 4 below, then you shall cease to be entitled to any Units or delivery of any Shares in which Units are settled as to which the applicable restrictions have not previously lapsed. All rights in and to such Units and related Shares, as well as cash in lieu of dividends as described in Section 5 below, shall be forfeited immediately after you cease to be an employee of the Company or an Affiliate.
4.Effect of Death, Leave of Absence, Disability or Change in Control
Notwithstanding anything above to the contrary, the Units shall vest and restrictions on the Units shall lapse as follows:
(a)immediately upon your death;

(b)in accordance with the Vesting Schedule in the event of (i) a Medical Leave of Absence of at least one year, (ii) Disability or (iii) a Personal Leave of Absence (but only during the period of such leave, unless you resume your employment at the end of such leave); or

(c)immediately upon your termination of employment by reason of an Involuntary Termination within two (2) years following a Change in Control, if in connection with such Change in Control this Award was assumed, continued, substituted or cancelled in exchange for cash payments subject to vesting (in which case such cash payments shall become fully vested, subject to any escrow, holdback, earn-out or similar provisions applicable to holders of Stock).

5.Payment of Dividend Equivalents
Upon the vesting and lapsing of restrictions on Units, you shall be entitled to receive a cash payment in lieu of dividends on the number of Shares those Units represent, if and to the extent that the Board has approved a dividend for all Company shareholders during the Restriction Period applicable to such Units. The dividend equivalent amount shall be a cash payment based upon the number of Units vesting hereunder multiplied by each quarterly per share dividend approved by the Board during the Restriction Period applicable to such Units (or portion of the Restriction Period preceding the Company’s delivery to you of the Shares). You will not be entitled to any cash payment in lieu of dividends relating to Units covered by this Award which are forfeited prior to vesting.
6.Other Provisions
A.No Guaranty of Future Awards.  This Award does not guarantee you the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

B.No Rights as Shareholder.  You shall not be considered a shareholder of the Company with respect to the Units until Shares are issued to you in payment of the Units. Therefore, you have no right to vote the Units or to receive dividends with respect to such Units except as provided in Section 5 above.

C.No Rights to Continued Employment. This Award shall not be deemed to create a contract or other promise of continued employment with the Company or an Affiliate and shall not in any way prohibit or restrict the ability of the Company or an Affiliate to terminate your employment at any time for any reason.

D.Restrictions on Transfer of Units. Until the vesting of, and lapse of the restrictions applicable to, any Units and the delivery of Shares in payment therefor, Units may not be sold, transferred, pledged, exchanged, hypothecated or disposed of by you and shall not be subject to execution, attachment or similar process.

E.Taxes. Taxes may be assessed and/or withheld as required by law at applicable United States federal, state and/or other tax rates (under the laws of the jurisdictions in which you reside or that may otherwise be applicable to you) with respect to Units, issuance of Shares and cash in lieu of dividends. Notwithstanding anything in this Award Agreement to the contrary, any payment described in this Award Agreement shall be reduced by a number of shares, or cash amount to the extent settlement is made in cash, necessary to satisfy tax withholding obligations.

F.Clawback. If you are an elected officer, in addition to any other remedies available to the Company (but subject to applicable law), if the Board determines that it is appropriate, the Company may recover (in whole or in part) any payment made pursuant to this Award where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a restatement of Company financial statements filed with the Securities and Exchange Commission; (2) the Board determines that you engaged in knowing or intentional fraudulent or illegal conduct that caused or substantially caused the need for the restatement; and (3) a lower payment would have been made to you pursuant to the Award based upon the restated financial results. In any such instance, the Company will, to the extent practicable, seek to recover from you the amount by which the payment pursuant to the Award for the relevant period exceeded the lower payment that would have been made based on the restated financial results. The Company’s right of recovery applies to both the vested and unvested portion of the Award.

G.Compliance with Section 409A of the Code. This Award Agreement is intended to comply with the requirements of Code Section 409A and the regulations thereunder. Notwithstanding anything in this Award Agreement to the contrary, to the extent that this Award Agreement constitutes a nonqualified deferred compensation plan to which Code Section 409A applies, (1) the administration of this Award (including time and manner of payments under it) shall comply with Code Section 409A, (2) any shares or other amounts payable under this Award Agreement on a termination of your employment may only be paid on a separation from service (as such term is defined under Code Section 409A and regulations thereunder) (“Separation from Service”), (3) each payment of compensation under this Award Agreement shall be treated as a separate payment, (4) in no event may you, directly or indirectly, designate the calendar year of a payment, and (5) no shares or other amounts which become issuable or distributable under this Award Agreement upon your Separation from Service shall actually be issued or distributed to you prior to the earlier of (i) the first (1st) day of the seventh (7th) month following the date of such Separation from Service or (ii) the date of your death, if you are is deemed at the time of such Separation from Service to be a specified employee under Section 1.409A-1(i) of the Treasury Regulations issued under Code Section 409A, as determined by the Committee, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). The deferred shares or other distributable amount shall be issued or distributed in a lump sum on the first (1st) day of the seventh (7th) month following the date of your Separation from Service or, if earlier, the first day of the month immediately following the date the Company receives proof of your death.

H.Plan. All terms and conditions of the Plan are incorporated herein by reference and constitute an integral part hereof. Any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

I.Notices. Notices required or permitted hereunder shall be in writing and shall be delivered personally or by mail, postage prepaid, addressed to Raytheon Company, 870 Winter Street, Waltham, Massachusetts 02451, Attention: Vice President, Human Resources and Global Security, and, if to you, to your address as shown on the Company’s payroll records.

J.Entire Agreement; Successors and Assigns. The Plan and this Award Agreement constitute the entire agreement governing the terms of the Award. The Award Agreement shall inure to the benefit of the Company’s successors and assigns and may be assigned by the Company without your consent.

K.Additional Terms for Non-U.S. Participants. Notwithstanding anything to the contrary herein, if you are residing and/or working outside the United States you shall be subject to the Terms and Conditions for Non-U.S. Participants attached hereto as Addendum A and to any Country-Specific Terms and Conditions attached hereto as Addendum B. If you are a citizen or resident of a country (or are considered as such for local law purposes) other than the one in which you are currently residing or working or if you relocate to one of the countries included in the Country-Specific Terms and Conditions after the grant of the Award, the special terms and conditions for such country will apply to you to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Terms and Conditions for Non-U.S. Participants and the Country-Specific Terms and Conditions constitute part of this Award Agreement and are incorporated herein by reference.

L.Governing Law. This Award Agreement shall be governed by the law of the Commonwealth of Massachusetts, without regard to its provisions governing conflicts of law.

Your acceptance of this Award constitutes your agreement to the terms of this Restricted Stock Unit Award Agreement.
RAYTHEON COMPANY

By: ________________________
Name:
Title:

ADDENDUM A TO THE RESTRICTED STOCK UNIT AWARD AGREEMENT
TERMS AND CONDITIONS FOR NON-U.S. PARTICIPANTS
This Addendum includes additional terms and conditions that govern the Award granted to you if you work or reside outside the United States.
Capitalized terms used but not defined herein are defined in the Plan or the Award Agreement and have the meanings set forth therein.
1.No Acquired Right. You acknowledge and agree that:
(a)The Plan is established voluntarily by the Company, the grant of awards under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time. All decisions with respect to future awards, if any, will be at the sole discretion of the Committee.

(b)This Award (and any similar awards the Company may in the future grant to you, even if such awards are made repeatedly or regularly, and regardless of their amount) and Shares acquired under the Plan, (A) are wholly discretionary and occasional, are not a term or condition of employment and do not form part of a contract of employment, or any other working arrangement, between you and the Company or any Affiliate; (B) do not create any contractual entitlement to receive future awards or benefits in lieu thereof; and (C) do not form part of salary or remuneration for purposes of determining pension payments or any other purposes, including without limitation termination indemnities, severance, resignation, payment in lieu of notice, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits, welfare benefits or similar payments, except as otherwise required by the applicable law of any governmental entity to whose jurisdiction the award is subject.

(c)This Award and the Shares acquired under the Plan are not intended to replace any pension rights or compensation.

(d)You are voluntarily participating in the Plan.

(e)In the event that your employer is not the Company, the grant of this Award and any similar awards the Company may grant to you in the future will not be interpreted to form an employment contract or relationship with the Company and, furthermore, the grant of this Award and any similar awards the Company may grant to you in the future will not be interpreted to form an employment contract with your employer or any Affiliate.

(f)The future value of the underlying Shares is unknown and cannot be predicted with certainty. Neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Award or the Shares.

(g)You shall have no rights, claim or entitlement to compensation or damages as a result of your cessation of employment for any reason whatsoever, whether or not later found to be invalid or in breach of contract or local labor law, insofar as these rights, claim or entitlement arise or may arise from your ceasing to have rights under this Award as a result of such cessation or loss or diminution in value of the Award or any of the Shares issuable under this Award as a result of such cessation, and you irrevocably release your employer, the Company and its Affiliates, as applicable, from any such rights, entitlement or claim that may arise. If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by signing this Award Agreement, you shall be deemed to have irrevocably waived your entitlement to pursue such rights or claim.

2.Data Protection.
(a)You hereby explicitly and unambiguously consent to the collection, use and transfer, in electronic or other form, of your personal data as described in this Award Agreement by and among, as applicable, your employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing your participation in the Plan.

(b)You understand that your employer, the Company and its Affiliates, as applicable, hold certain personal information about you regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, including, but not limited to, your name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company and its Affiliates, details of all options, awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in your favor, for the purpose of implementing, administering and managing the Plan (the “Data”).

(c)You understand that the Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country. You understand that you may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party. You understand that the Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, view the Data, request additional information about the storage and processing of the Data, require any necessary amendments to the Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing your local human resources representative. You understand, however, that refusing or withdrawing your consent may affect your ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, you understand that you may contact your local human resources representative.

3.Taxes. This provision replaces Section 6E of the Award Agreement in its entirety.
(a)All obligations of the Company under this Award Agreement shall be subject to the rights of the Company or any Affiliate to withhold amounts required to be withheld, collected or accounted for with respect to any income taxes, employment taxes, social insurance, social security, national insurance contributions, other contributions, payroll taxes, payment on account obligations and other amounts (“Taxes”) with respect to the Award, if applicable. Notwithstanding anything in this Award Agreement to the contrary, any payment described in this Award Agreement shall be reduced by a number of shares, or cash amount to the extent settlement is made in cash, necessary to satisfy obligations for Taxes. If shares are withheld to cover the obligation for Taxes, then for tax purposes, you shall be deemed to have been issued the full number of Shares with respect to the vested Units notwithstanding that a number of Shares are held back for purposes of paying Taxes. To the extent the number of Shares withheld is not sufficient to cover the obligation for Taxes, you shall be required to pay to the Company or any Affiliate, or make other arrangements satisfactory to the Company or any Affiliate to provide for the payment of, any Taxes required to be withheld, collected or accounted for with respect to the Units.

(b)You acknowledge that regardless of any action the Company (or any Affiliate employing or retaining you) takes with respect to any or all Taxes with respect to the Award (including but not limited to as a result of or with respect to the grant, issuance, vesting or settlement, of such Award), the ultimate liability for all Taxes legally due by you is and remains your responsibility and that the Company (and its Affiliates) (i) make no representations or undertakings regarding the treatment of any Taxes in connection with any aspect of the Award, including the grant, vesting or settlement of the Award, and the subsequent sale of any Shares acquired at settlement; and (ii) do not commit to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Taxes. Further, if you are subject to taxation in more than one jurisdiction between the Award Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or your employer (or former employer, as applicable) may be required to withhold or account for Taxes in more than one jurisdiction.

ADDENDUM B TO THE RESTRICTED STOCK UNIT AWARD AGREEMENT
COUNTRY-SPECIFIC TERMS AND CONDITIONS
These Country-Specific Terms and Conditions include additional terms and conditions that govern the Award granted to you under the Plan if you reside or work in one of the countries listed below. Capitalized terms used but not defined in these Country-Specific Terms and Conditions are defined in the Plan or the Award Agreement and have the meanings set forth therein.
AUSTRALIA
1.Securities Law Notice.

OFFER TO AUSTRALIAN RESIDENT EMPLOYEES
This Offer Document sets out information regarding the participation of Australian resident employees of Raytheon Company (the “Company”) and its Australian Affiliates in the grant of an award of restricted stock units made under the Raytheon 2019 Omnibus Stock Plan (the “Plan”).

Investment in securities involves a degree of risk and there is no guarantee of the future value of, or returns from, securities you may acquire under the Plan. Employees who elect to participate in the Plan should consider all risk factors relevant to the acquisition of securities under the Plan as set out in this document and any associated documents.

The information contained in this document and any associated documents is general information only. It is not advice or information specific to your objectives, financial situation or needs. Australian employees should consider obtaining their own financial product advice from an independent person who is licensed by the Australian Securities and Investments Commission to give advice about participation in the Plan.

A.    OFFER AND TERMS OF PARTICIPATION
This Offer Document relates to an invitation by the Company to eligible employees in Australia to accept grants of restricted stock unit awards made under the Plan. The awards will be issued at no cost to you.
The terms of your participation are set out in the Plan, the Prospectus [(as supplemented by the Supplement to Plan Prospectus for Australia)], the Award Agreement and this Offer Document.
By accepting a grant of a restricted stock unit award, you will be bound by terms set out in the Plan, the Prospectus [(as supplemented by the Prospectus Supplement for Australia)], the Award Agreement and this Offer Document.

B.	HOW CAN I ASCERTAIN THE CURRENT MARKET PRICE OF SHARES UNDERLYING THE RESTRICTED SHARE UNIT AWARD IN AUSTRALIAN DOLLARS?
You could, from time to time, ascertain the market price of a share of common stock in the Company (“Company Stock”) by obtaining that price from the NYSE website, the Company website or The Wall Street Journal, and multiplying that price by a published exchange rate to convert U.S. Dollars into Australian Dollars, to determine the Australian dollar equivalent of that current market price.
C.    RISKS OF ACQUIRING AND HOLDING SHARES
Acquiring and holding restricted stock units and shares of Company Stock involves risk. These risks include that:
(a)    There is no guarantee that the shares will grow in value - they may decline in value. Stock markets are subject to fluctuations and the price of shares can rise and fall, depending upon the Company's performance and other internal and external factors.
(b)    There is no assurance that the Company will pay dividends even if its earnings increase.

(c)    There are tax implications involved in acquiring and holding restricted stock units and shares of Company Stock and the tax regime applying to you may change.
D.    AVAILABILITY OF PLAN.
The Company will, within a reasonable time of the Participant so requesting, provide the Participant with a copy of the Plan, without charge.
2.Tax Information. The Plan is a plan to which subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in that Act).

3.Data Protection.

For the purposes of Section 2 of Addendum A to the Award Agreement, the following additional provisions apply:
(a)    You understand that recipients of the Data may be located in the United States;
(b)    You understand that, by consenting to the disclosure of the Data to recipients located overseas, Australian Privacy Principle (“APP”) 8.1 will not apply to the disclosure and as a result your employer will not be accountable under the Privacy Act 1988 (Cth) and you may not be able to seek redress under the Privacy Act 1988 (Cth) in respect of this Data; and
(c)    You acknowledge that your employer's privacy policy contains information about how you may access the Data about you that it holds and seek the correction of such Data. It also contains information about how you may complain about a breach of the APPs and how your employer will deal with such a complaint.

SAUDI ARABIA
1.Securities Law Information.  Neither this document nor the Units have been approved, disapproved or passed on in any way by the Capital Market Authority or any other governmental authority in the Kingdom of Saudi Arabia, nor has the Plan received authorisation or licensing from the Capital Market Authority or any other governmental authority in the Kingdom of Saudi Arabia to market or sell Units within the Kingdom of Saudi Arabia. This document does not constitute and may not be used for the purpose of an offer or invitation. No services relating to Units, including the receipt of applications and the allotment or redemption of such Units, may be rendered by the Plan within the Kingdom of Saudi Arabia.

2.No Acquired Right. The following provision supplements Section 1 of Addendum A to the Agreement:

(h) The Plan will never be considered as an addendum or complementary to your employment contract, and any amounts granted thereunder will under no circumstance be computed within any calculation for any purpose whatsoever made under your employment contract.
UNITED ARAB EMIRATES
Securities Law Notice.
A.    FOR OFFERINGS CONDUCTED ON AN “OFFSHORE” BASIS ENTIRELY OUTSIDE THE UAE
By receiving this Award Agreement, the Plan and other incidental materials relating to the Units, you understand, acknowledge and agree that neither this material nor the contents therein have been approved, disapproved or passed on in any way by the Central Bank of the UAE, the UAE Securities and Commodities Authority (“SCA”) or any other authorities in the UAE, nor has the Company received authorisation or licensing from the UAE Central Bank, the SCA or any other authority in the UAE to market or sell the Plan within the UAE. The SCA accepts no liability in relation to the Company and is not making any recommendation with respect to an investment in the Company.  No services relating to the Plan including the receipt of applications and/or the allotment or redemption of such Plan have been or will be rendered within the UAE by the Company. Nothing contained in this material is intended to constitute UAE investment, legal, tax, accounting or other professional advice. Nothing in this material is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice rendered on the basis of your situation.

B.    FOR OFFERINGS IN DUBAI INTERNATIONAL FINANCIAL CENTRE
This Award Agreement, the Plan and other incidental materials relating to the Units have not been registered with, or approved by, the Dubai Financial Services Authority. By receiving this material, you understand, acknowledge and agree that neither this material nor the contents therein shall be deemed as an offer or invitation, nor has been or will be rendered in or from the Dubai International Finance Centre including, for the avoidance of doubt, to any person therein.
C.    FOR OFFERINGS IN THE ABU DHABI GLOBAL MARKET
This Award Agreement, the Plan and other incidental materials relating to the Units have not been registered with, or approved by the Abu Dhabi Global Market. By receiving this material, you understand, acknowledge and agree that neither this material nor the contents therein shall be deemed as an offer or invitation, nor has been or will be rendered in or from the Abu Dhabi Global Market including, for the avoidance of doubt, to any person therein.

UNITED KINGDOM
1.Units Payable Only in Shares. Notwithstanding any discretion in the Plan or anything to the contrary in the Award Agreement, the grant of Units does not provide you any right to receive a cash payment and the Units may be settled only in Shares.

2.Termination of Service. You have no right to compensation or damages on account of any loss in respect of Units under the Plan where the loss arises or is claimed to arise in whole or part from: (a) the termination of your office or employment; or (b) notice to terminate your office or employment. This exclusion of liability shall apply however termination of office or employment, or the giving of notice, is caused, and however compensation or damages are claimed. For the purpose of the Plan, the implied duty of trust and confidence is expressly excluded.

3.Tax Withholding. You indemnify the Company and for any Taxes that may be payable with respect to the full number of Shares vested and issued (including these Shares that are deemed issued). To the extent any Shares are withheld by the Company to pay Taxes, the Company shall pay over to the Affiliate employing you sufficient moneys to satisfy your liability under such indeminity.

4.Data Protection.

The following provisions replace Section 2 of Addendum A to the Award Agreement in its entirety:
(a)    You hereby acknowledge and understand that your personal data is collected, retained, used, processed, disclosed and transferred, in electronic or other form, as described in this Award Agreement by and among, as applicable, your employer, the Company and its Affiliates, and third parties assisting in the implementation, administration and management of the Plan for the exclusive purpose of implementing, administering and managing your participation in the Plan.
(b)    You understand that the Company and its Affiliates (including your employer), as applicable, hold certain personal information about him or her regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, including, but not limited to, his or her name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any equity or directorships held in the Company and details of all options or any other entitlement to equity awarded, canceled, exercised, vested, unvested or outstanding in your favor, in connection with the implementation, management and administration of the Plan (the “Data”).
(c)    You understand that the Data may be transferred to the Company, its Affiliates and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in your country, or elsewhere, and that the recipient’s country may have a different or lower standard of data privacy rights and protections than your country. You understand that you may request a list with the names and addresses of any recipients of the Data by contacting your local human resources representative. You understand that the recipients receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including transfers of such Data to a broker or other third party. You understand that the Data will be held only as long as is necessary to implement, administer and manage your participation in the Plan in accordance with applicable law. You understand that you may, at any time, request to access or be provided the Data, request additional information about the storage and processing of the Data, require any corrections or amendments to the Data in any case without cost and to the extent permitted by law, by contacting in writing your local human resources representative. You understand, however, that objecting to the processing of your Data may affect your ability to participate in the Plan. For more information on the processing of your Data and other personal data, you are referred to the Privacy Notice provided to you by your employer.